EXHIBIT 5

                          STEVEN F. STUCKER, CHARTERED
                         A PROFESSIONAL LAW CORPORATION
                         400 W. KING STREET, SUITE 101
                           CARSON CITY, NEVADA 89703
                                  702-884-1979
                                FAX 702-884-1938

                                January 5, 1998

SECURITIES EXCHANGE COMMISSION

RE: OPINION ON LEGALITY
    BJO ENTERPRISES LTD., a Nevada corporation; EIN 88-0378978

Dear Sirs;

     I have been requested to prepare an opinion on the legality of the proposed offering of stock by BJO ENTERPRISES LTD., a Nevada corporation. I am an attorney at law duly licensed to practice law in the State of Nevada. I have licensed in Nevada since September 1974 and am currently in good standing with the State Bar of Nevada.

     I have reviewed the Articles of Incorporation of BJO Enterprises LTD., filed with the Nevada Secretary of State on September 25, 1997; the Certificate Amending Articles of Incorporation of BJO Enterprises Ltd., filed on December 3, 1997; the By-Laws of BJO Enterprises Ltd.; the Corporate Charter of BJO Enterprises Ltd., executed by the Nevada Secretary of State on September 26, 1997; the corporate records relating to BJO Enterprises Ltd., of the Secretary of State of Nevada; the Prospectus of BJO Enterprises Ltd., and its accompanying documents; the appropriate chapters and sections of the Nevada Revised Statutes applicable to business corporations; and such other documents that in my opinion are necessary or appropriate for the preparation of my opinion.

     The documentation available to me revealed that the corporation has total authorized stock of 100 million shares, consisting of 50 million shares of common stock of $.001 par value and 50 million shares of convertible preferred stock at $.001 par value. In consideration of the information presented and available, the number of shares of stock available for issuance, and the relevant sections of Nevada statutory law, it is my opinion that BJO Enterprises Ltd., a Nevada corporation, is lawfully incorporated in the State of Nevada, that it is currently in good standing, and that the securities being registered hereunder will, when sold, be legally issued, fully paid and non-assessable.

                                                  Sincerely,

                                                  STEVEN F. STUCKER
                                                  Steven F. Stucker
                                                  State Bar No: 000039